Exhibit 7.1

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH
U.S. GAAP

	Year ended December 31,
	2010	2009	2008	2007	2006
	(thousands constant December 31, 2007 pesos for 2006 and 2007 and thousands of
	nominal pesos for 2008, 2009 and 2010, except ratio data)

Income (Loss) Before Income Tax	(613,348)	(438,972)	(470,361)	299,631	72,509
Determination of the Ratio Fixed charges:
Interest expense	308,075	293,225	368,400	233,628	94,093
Interest capitalized during period	10,936	26,819	(50,709)	3,942	71,815
Rental expense	25,509	24,286	21,011	18,186	21,450
Amortization of Debt issuance costs	—	—	—	5,966	(137,603)
Total fixed charges	344,520	344,330	338,702	261,722	49,755
Earnings:
Income (loss) from continuing operations	(613,348)	(438,972)	(470,361)	299,631	72,509
Fixed charges	344,520	344,330	338,702	261,722	49,755
Amortization of capitalized interest	28,053	24,342	23,772	16,032	28,852
Less: interest capitalized during period	(10,936)	(26,819)	50,709	(3,942)	(71,815)
Total earnings	(251,711)	(97,119)	(57,178)	573,443	79,301
Ratio of Earnings to Fixed Charges	(0.73)	(0.28)	(0.17)	2.19	1.59
Insufficiency (sufficiency)	596,231	441,448	395,880	(311,721)	(29,546)

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MFRS

	Year ended December 31,
	2010	2009	2008	2007	2006
	(thousands constant December 31, 2007 pesos for 2006 and 2007 and thousands of
	nominal pesos for 2008, 2009 and 2010, except ratio data)

Income (Loss) Before Income Tax	(931,818)	(365,095)	(671,457)	133,178	30,783
Determination of the Ratio Fixed charges:
Interest expense	314,412	302,035	255,662	232,912	144,038
Interest capitalized during period	4,599	18,009	62,029	4,658	21,870
Rental expense	25,509	24,286	21,011	18,186	21,450
Amortization of Debt issuance costs	—	—	—	5,966	41,732
Total fixed charges	344,520	344,330	338,702	261,722	229,090
Earnings:
Income (loss) from continuing operations	(931,818)	(365,095)	(671,457)	133,178	30,783
Fixed charges	344,520	344,330	338,702	261,722	229,090
Amortization of capitalized interest	25,953	23,826	11,654	4,136	1,716
Less: interest capitalized during period	(4,599)	(18,009)	(62,029)	(4,658)	(21,870)
Total earnings	(565,944)	(14,948)	(383,130)	394,378	239,719
Ratio of Earnings to Fixed Charges	(1.64)	(0.04)	(1.13)	1.51	1.05
Insufficiency (sufficiency)	910,464	359,278	(721,833)	(132,656)	(10,629)